EXHIBIT 99.1

Nevada Power and Ormat Announce New Geothermal Co-Development Agreement

LAS VEGAS--March 26, 2008--Nevada Power Company, a wholly owned subsidiary of Sierra Pacific Resources (NYSE:SRP), announced today that it has entered into a joint ownership agreement (JOA) with Ormat Nevada Inc., a wholly owned subsidiary of Ormat Technologies Inc. (NYSE: ORA), for the co-development of the Carson Lake geothermal energy project near Fallon, Nevada.

A 24-megawatt (MW) net capacity power purchase agreement for the Carson Lake project was originally awarded as part of Nevada Power Company's 2005 renewable energy RFP. With the new agreement, the project's ultimate size will be based on the results of drilling now underway by Ormat, but is expected to be at least 30 MW net. Financial terms of the agreement were not disclosed.

"Development of renewable energy projects is a key element of our strategy and this marks a major step forward in our commitment to directly invest in such projects," said Michael Yackira, Sierra Pacific Resources president and chief executive officer. "Ormat has a proven track record as a top geothermal developer and we are very pleased to be able to reach an agreement with them to co-develop and expand the Carson Lake project."

Nevada Power will file the JOA with the Public Utilities Commission of Nevada (PUCN) for approval and to request that the current PPA between Nevada Power and Ormat be expanded to reflect the new co-development agreement.

The geothermal site is located on BLM and Navy land in west-central Nevada both on and adjacent to the Fallon Naval Air Station, approximately 70 miles east of Reno. It is favorably sited in a known geothermal resource area and in the vicinity of a number of other current geothermal energy projects.

The Carson Lake project marks the first time that a utility and a geothermal developer have joined forces to expand geothermal energy and co-develop a geothermal project. The project also is a cooperative effort with the U.S. Navy and the BLM to develop the geothermal potential of lands owned by the federal government.

About Nevada Power Company:

Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas. The Company also provides electricity to Nellis Air Force Base, the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site. Nevada Power Company provides electricity to approximately 826,000 residential and business customers in a 4,500 square mile service area.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.

    CONTACT: Sierra Pacific Resources
                 Andrea Smith, 702-367-5843 (Media Contact)
                 Britta Carlson, 702-367-5624 (Analyst Contact)

    SOURCE: Sierra Pacific Resources